Exhibit 99.1

Alta Mesa Announces Fourth Quarter & Full Year 2016 Financial Results and Operational Update

HOUSTON, March 30, 2017 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the fourth quarter and full year of 2016 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2 p.m. Central time (888-347-8149).

Financial and operational highlights of note for 2016 include the following:

  SEC proved reserves increased from 78.5 MMBOE at year-end 2015 to 138.8 MMBOE at year-end 2016; year-end proved reserves based on 12/31/2016 NYMEX strip were 153.8 MMBOE

  Total Company Lease Operating Expense per BOE reduced by 21% in 2016, compared to 2015

  Deleveraged balance sheet by retiring $125 million term loan and paid down a portion of our revolving credit facility with contribution of $300 million from High Mesa Inc.

  Retired $450 million 9.625% senior notes due 2018 by issuing $500 million 7.875% senior notes due 2024

  Expanded STACK leasehold to approximately 100,000 net acres

  Alta Mesa’s Class B limited partner, High Mesa Inc., contributed additional working interests in 24 producing STACK wells, adding 4.3 MBOE per day, effective October 1, 2016

  Total Company production for the fourth quarter and full year 2016, including the pro forma effect of the interest in the 24 contributed producing wells, averaged 25.3 MBOE per day and 21.9 MBOE per day, respectively

  STACK production, including the pro forma effect of the interest in the 24 contributed producing wells, averaged 19.4 MBOE per day for the fourth quarter of 2016

  Total Company Net Loss for the full year 2016 totaled $167.9 million

  Total Company Adjusted EBITDAX for the full year 2016 totaled $172.9 million

Financial and Production Highlights

Net Loss for the fourth quarter of 2016 was ($47.0) million, compared to a net loss of ($76.2) million for the fourth quarter of 2015. Net Loss for full-year 2016 was ($167.9) million, compared to net loss of ($131.8) million for full-year 2015. On December 31, 2016, effective October 1, 2016, High Mesa Inc. (Alta Mesa’s Class B limited partner) purchased and contributed to Alta Mesa, additional working interests in 24 producing wells funded under the joint development agreement with BCE-STACK Development LLC (“BCE”).  Including the pro forma effects of the BCE transaction, the net loss for the fourth quarter and full year 2016 was ($40.5) million and ($157.2) million, respectively.

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization and exploration costs ("Adjusted EBITDAX") for the fourth quarter of 2016 was $39.4 million, compared to $55.8 million for the fourth quarter of 2015. Adjusted EBITDAX for full-year 2016 was $172.9 million compared to $211.8 million for full-year 2015. The change in adjusted EBITDAX between the annual periods is, in part, a result of lower average commodity prices, offset in part by increased production and decreased operating and general and administrative costs.  Adjusted EBITDAX for the fourth quarter of 2016 would have been $50.7 million pro forma for the BCE transaction. Adjusted EBITDAX for the first quarter of 2017 is estimated to be between $38 and $41 million. Adjusted EBITDAX is a Non-GAAP financial measure and is described in the attached table under “Non-GAAP Financial Information and Reconciliation.”

Total Company production volumes in the fourth quarter of 2016 totaled 1.9 MMBOE, or an average of 21.0 MBOE per day compared to 1.6 MMBOE or 17.4 MBOE per day in the fourth quarter of 2015. Including the pro forma effects of the BCE transaction, total company production volumes in the fourth quarter of 2016 were 2.3 MMBOE, or an average of 25.3 MBOE per day (19.4 MBOE per day from the STACK). Production volumes for full-year 2016 totaled 7.3 MMBOE, or an average of 20.0 MBOE per day, compared to 6.9 MMBOE or 18.8 MBOE per day for full-year 2015. Including the pro forma effects of the BCE transaction, production volumes for full-year 2016 would have been 8.0 MMBOE, or an average of 21.9 MBOE per day. The increase in production is primarily a result of the continued successful development of Alta Mesa’s STACK play in Kingfisher County, Oklahoma. Production in 2016 was comprised of 55% oil, 32% natural gas and 13% natural gas liquids. Production in the first quarter of 2017 is expected to average between 23 and 25 MBOE per day.

Revenue from the sale of oil, natural gas and natural gas liquids for the fourth quarter of 2016 totaled $64.2 million, compared to $48.3 million for the fourth quarter of 2015. Oil, natural gas and natural gas liquids revenues for full-year 2016 totaled $210.3 million compared to $241.3 million for full-year 2015. Realized prices for oil (including settlements of derivative contracts) for the fourth quarter of 2016 were $52.50 per barrel, compared to $69.46 per barrel in the fourth quarter of 2015. Realized prices for natural gas (including settlements of derivative contracts) for the fourth quarter of 2016 were $2.65 per MCF, compared to $2.35 per MCF in the fourth quarter of 2015. Realized prices for oil (including settlements of derivative contracts) for full year 2016 were $61.53 per barrel, compared to $67.73 per barrel in 2015. Realized prices for natural gas (including settlements of derivative contracts) for full year 2016 were $2.68 per MCF, compared to $4.43 per MCF in 2015.

Production costs, which includes lease operating expense, marketing and transportation costs, production and ad valorem taxes and workover expenses, in the fourth quarter of 2016 were $21.1 million, or $10.87 per BOE, compared to $23.1 million, or $14.40 per BOE in the fourth quarter of 2015. For the full year 2016, production costs were $85.7 million, or $11.76 per BOE, compared to $93.4 million, or $13.60 per BOE for the full year 2015.

General and administrative costs in the fourth quarter of 2016 were $8.9 million, compared to $(0.9) million in the fourth quarter of 2015. The fourth quarter 2015 included a non-cash bonus accrual reversal. General and administrative expenses for full-year 2016 were $41.8 million compared to $44.5 million for full-year 2015.

Reserves for 2016

The following table represents the change in proved reserves for 2016 (MBOE):

Balance at 12/31/15	78,483
Production	(7,284)
Purchases in place	3,247
Discoveries and extensions	69,679
Sales of reserves in place	(244)
Revisions	(5,124)
Balance at 12/31/16	138,757

Approximately 29% are proved developed reserves. Reserves at the end of 2016 are comprised of 42% oil, 38% natural gas and 20% natural gas liquids. Approximately 93% of the Company’s proved reserves are in Alta Mesa’s Oklahoma STACK play. Total proved reserves at 12/31/16 NYMEX prices total 153.8 MMBOE

2017 Capital Expenditure Outlook
The Company's capital expenditure budget for 2017 is estimated to be $290 million, up 28% compared to capital expenditures of $226 million in 2016. Approximately 95% of 2017 capital expenditures will be allocated to develop the Company's primary core asset in the STACK play in Kingfisher County Oklahoma. The balance of the capital expenditure budget is for Weeks Island and all other areas.

Operational Highlights

STACK Play, Oklahoma

In Alta Mesa’s Oklahoma STACK play, the Company has assembled a highly contiguous leasehold position which has grown from approximately 45,000 net acres in early 2015 to approximately 100,000 net acres at the end of 2016. This position is characterized by multiple productive zones located at total vertical depths between 4,000 feet and 8,000 feet. The Company is currently operating six horizontal drilling rigs with plans to utilize up to eight drilling rigs by the end of 2017, targeting the Mississippian-age Osage, Meramec, and Manning formations and the Pennsylvanian-age Oswego formation.

During 2016, Alta Mesa spent approximately $209 million in this area for the drilling and completion of wells, in addition to other expenditures for facilities and acquisition of leaseholds.  For 2017, the Company has allocated approximately 95% of its 2017 capital expenditure budget, including acquisitions, to the STACK. In 2017, Alta Mesa plans to drill and complete up to 150 gross wells in the STACK, which is inclusive of approximately 42 gross wells expected to be funded by the Company’s joint development partner, BCE through the joint development agreement.

SEC proved reserves in the Company’s STACK play grew from 67 MMBOE at the end of 2015 to approximately 130 MMBOE at the end of 2016.  Net daily production in this area averaged 15,100 BOE per day for the fourth quarter of 2016, up 60% from approximately 9,450 BOE per day in the fourth quarter of 2015. Net daily production in the fourth quarter of 2016 from the STACK area would have been approximately 19,400 BOE per day, pro-forma the BCE transaction, up 105%. During 2016, Alta Mesa produced approximately 4,750 MBOE from this area, up 48% from approximately 3,200 MBOE in 2015. Full year 2016 production from the STACK area would have been approximately 5,500 MBOE, pro-forma for the BCE transaction, up 70%.

Weeks Island

The Weeks Island Area, located in Iberia and St. Mary Parish, Louisiana consists of the historically prolific Weeks Island and Cote Blanche Island fields. As of December 31, 2016, Alta Mesa had a 96% average working interest in a total of 57 gross producing wells. Average daily production from the Weeks Island Area in the fourth quarter of 2016 was approximately 2,600 BOE per day with the full year 2016 average of approximately 3,400 BOE per day.

Conference Call Information
Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 2:00 p.m., Central time, on Thursday, March 30, 2017. If you wish to participate in this conference call, dial 888-347-8149 (toll free in US/Canada) or 412-902-4228 (for International calls), five to ten minutes before the scheduled start time (note that no conference ID is needed). A webcast of the call and any related materials will be available on Alta Mesa’s website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 844-512-2921 (toll free in US/Canada) or 412-317-6671 (International calls), and referencing Conference ID #10103456.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner.  We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. Our core properties are located in Oklahoma and Louisiana. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “play”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa’s: business strategy; reserves quantities and the present value of its reserves; financial strategy, liquidity and capital required for its development program;  future oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing its properties; liquidity and access to capital; uncertainty regarding its future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, weather risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates.  Prices for oil or gas began a severe decline in the third quarter of 2014 current prices for oil are significantly less than they have been over the last several years. Sustained lower prices will cause the twelve month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of Alta Mesa’s reserves being reduced. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, Alta Mesa disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Year Ended
	December 31,
	2016	2015	2014

	(in thousands)
OPERATING REVENUES AND OTHER
Oil	$163,677	$199,799	$347,842
Natural gas	30,953	30,621	65,002
Natural gas liquids	15,663	10,864	18,281
Other revenues	415	682	1,003
Total operating revenues	210,708	241,966	432,128
Gain on sale of assets	3,542	67,781	87,520
Gain (loss) on derivative contracts	(40,460)	124,141	96,559
Total operating revenues and other	173,790	433,888	616,207
OPERATING EXPENSES
Lease and plant operating expense	56,893	67,706	64,686
Marketing and transportation expense	13,326	4,030	9,134
Production and ad valorem taxes	10,750	15,131	28,214
Workover expense	4,714	6,511	8,961
Exploration expense	24,777	42,718	61,912
Depreciation, depletion, and amortization expense	92,901	143,969	141,804
Impairment expense	16,306	176,774	74,927
Accretion expense	2,174	2,076	2,198
General and administrative expense	41,758	44,454	69,198
Total operating expenses	263,599	503,369	461,034
INCOME (LOSS) FROM OPERATIONS	(89,809)	(69,481)	155,173
OTHER INCOME (EXPENSE)
Interest expense	(60,884)	(62,473)	(55,812)
Interest income	894	723	15
Loss on extinguishment of debt	(18,151)	—	—
Total other income (expense)	(78,141)	(61,750)	(55,797)
INCOME (LOSS) BEFORE STATE INCOME TAXES	(167,950)	(131,231)	99,376
Provision for (benefit from) state income taxes	(29)	562	176
NET INCOME (LOSS)	$(167,921)	$(131,793)	$99,200

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)
	December 31,	December 31,
	2016	2015
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,185	$8,869
Short-term restricted cash	433	105
Accounts receivable, net of allowance of $889 and $1,402, respectively	37,611	27,111
Other receivables	8,061	18,526
Receivables due from affiliate	8,883	1,053
Prepaid expenses and other current assets	3,986	4,774
Derivative financial instruments	83	62,631
Total current assets	66,242	123,069
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	712,162	525,942
Other property and equipment, net	9,731	11,097
Total property and equipment, net	721,893	537,039
OTHER ASSETS
Investment in LLC — cost	9,000	9,000
Deferred financing costs, net	3,029	1,199
Notes receivable due from affiliate	9,987	9,213
Deposits and other long-term assets	2,977	1,370
Derivative financial instruments	723	41,635
Total other assets	25,716	62,417
TOTAL ASSETS	$813,851	$722,525
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$84,234	$82,621
Advances from non-operators	4,058	1,381
Advances from related party	42,528	—
Asset retirement obligations	376	729
Derivative financial instruments	21,207	—
Total current liabilities	152,403	84,731
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	61,128	60,491
Long-term debt, net	529,905	717,775
Notes payable to founder	26,957	25,748
Derivative financial instruments	4,482	—
Other long-term liabilities	6,870	10,829
Total long-term liabilities	629,342	814,843
TOTAL LIABILITIES	781,745	899,574
Commitments and Contingencies
PARTNERS' CAPITAL (DEFICIT)	32,106	(177,049)
TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)	$813,851	$722,525

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Year Ended December 31,
	2016	2015	2014

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(167,921)	$(131,793)	$99,200
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	92,901	143,969	141,804
Impairment expense	16,306	176,774	74,927
Accretion expense	2,174	2,076	2,198
Amortization of deferred financing costs	3,905	3,392	2,885
Amortization of debt discount	468	510	510
Dry hole expense	419	22,708	30,294
Expired leases	11,158	6,526	4,319
(Gain) loss on derivative contracts	40,460	(124,141)	(96,559)
Settlements of derivative contracts	88,689	106,949	9,493
Loss on extinguishment of debt	18,151	—	—
Interest converted into debt	1,209	1,208	1,209
Interest on notes receivable due from affiliate	(774)	(713)	—
Gain on sale of assets	(3,542)	(67,781)	(87,520)
Changes in assets and liabilities:
Restricted cash unrelated to property divestiture	(328)	—	(106)
Accounts receivable	(10,500)	16,470	(95)
Other receivables	10,465	(10,288)	(5,686)
Receivables due from affiliate	45	(1,725)	—
Prepaid expenses and other non-current assets	(819)	(2,269)	7,251
Advances from related party	42,528	—	—
Settlement of asset retirement obligation	(2,125)	(1,794)	(3,942)
Accounts payable, accrued liabilities, and other liabilities	(11,493)	3,900	4,702
NET CASH PROVIDED BY OPERATING ACTIVITIES	131,376	143,978	184,884
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(214,061)	(223,604)	(366,090)
Acquisitions	(11,527)	(48,202)	(18,110)
Proceeds from sale of property	1,290	141,404	177,476
Proceeds from property divestiture classified as restricted cash	—	—	41,590
Investment in restricted cash related to property divestitures	—	24,587	(24,587)
NET CASH USED IN INVESTING ACTIVITIES	(224,298)	(105,815)	(189,721)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	222,557	252,500	169,500
Repayments of long-term debt	(333,935)	(295,020)	(169,270)
Repayments of senior secured term loan	(127,708)	—	—
Repurchase of senior notes due 2018	(459,391)	—	—
Proceeds from issuance of senior notes due 2024	500,000	—	—
Additions to deferred financing costs	(13,747)	(4,313)	(42)
Capital distributions	—	(3,810)	(539)
Capital contributions	303,462	20,000	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	91,238	(30,643)	(351)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,684)	7,520	(5,188)
CASH AND CASH EQUIVALENTS, beginning of period	8,869	1,349	6,537
CASH AND CASH EQUIVALENTS, end of period	$7,185	$8,869	$1,349

Prices
Below is a table of average prices received by the Company, with and without the effect of derivative contract settlements.

Average Prices excluding derivative contract settlements	2016	2015
Oil (per Bbl)	$40.91	$47.54
Natural Gas (per Mcf)	2.22	2.57
Natural Gas Liquids (per Bbl)	16.38	16.01
Combined (per BOE)	28.87	35.15
Average Prices including derivative contract settlements	2016	2015
Oil (per Bbl)	$61.53	$67.73
Natural Gas (per Mcf)	2.68	4.43
Natural Gas Liquids (per Bbl)	16.04	16.01
Combined realized (per BOE)	41.05	50.73

*Non-GAAP Financial Information and Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income/(loss) before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense, gains/loss on sale of assets and the non-cash portion of gain/loss on oil, natural gas and natural gas liquids derivative contracts. Alta Mesa’s management believes Adjusted EBITDAX is useful because it allows external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate our operating performance, compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure and because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures. Adjusted EBITDAX is not a measurement of Alta Mesa’s financial performance under GAAP, and should not be considered as an alternative to net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa’s profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure. The pro forma adjustments included in the Non-GAAP Financial Reconciliation are the effect of the contribution of the interest in 24 wells made on December 31, 2016, had the contribution occurred at January 1, 2016. The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated (unaudited in thousands).

	Three Months Ended Dec 31,
	2016	Adj.	Pro Forma	2015
Net income/(loss)	$(46,961)	$6,419	$(40,542)	$(76,154)
Adjustments to net loss:
Benefit for income taxes	(136)		(136)	(329)
Interest expense	8,631		8,631	16,075
Loss on extinguishment of debt	18,151		18,151	-
Unrealized loss (gain) - oil & gas hedges	21,340		21,340	(11,162)
Exploration expense	9,473		9,473	5,552
Depreciation, depletion and amortization	26,045	4,917	30,962	32,052
Impairment expense	2,067		2,067	90,480
Accretion expense	559		559	497
(Gain)/loss on sale of assets	181		181	(1,260)
Adjusted EBITDAX	$39,350	$11,336	$50,686	$55,751

	Twelve Months Ended Dec 31,
	2016	Adj.	Pro Forma	2015
Net income/(loss)	$(167,921)	$10,691	$(157,230)	$(131,793)
Adjustments to net loss:
Provision (benefit) for income taxes	(29)		(29)	562
Interest expense	60,884		60,884	62,473
Loss on extinguishment of debt	18,151		18,151	-
Unrealized loss (gain) - oil & gas hedges	129,149		129,149	(17,192)
Exploration expense	24,777		24,777	42,718
Depreciation, depletion and amortization	92,901	9,115	102,016	143,969
Impairment expense	16,306		16,306	176,774
Accretion expense	2,174		2,174	2,076
Gain/Loss on sale of assets	(3,542)		(3,542)	(67,781)
Adjusted EBITDAX	$172,850	$19,806	$192,656	$211,806

FOR MORE INFORMATION CONTACT: Lance L. Weaver (281) 943-5597 lweaver@altamesa.net